Exhibit 21.1

MONARCH FINANCIAL HOLDINGS, INC.

SUBSIDIARIES OF REGISTRANT

1.	Monarch Financial Holdings, Inc. owns 100% of Monarch Bank, a Virginia corporation.

2.	Monarch Bank owns 100% of Monarch Investment, LLC, a Virginia limited liability company

3.	Monarch Bank owns 100% of Monarch Capital, LLC, a Virginia limited liability company

4.	Monarch Investment, LLC, owns 51% of Virginia Asset Group, LLC, a Virginia limited liability company

5.	Monarch Investment, LLC, owns 51% of Coastal Home Mortgage, LLC, a Virginia limited liability company

6.	Monarch Investment, LLC, owns 75% of Real Estate Security Agency, LLC, a Virginia limited liability company

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